Exhibit 99.1

For Immediate Release

Contact: Susan Fisher - 262-636-8434 s.h.fisher@na.modine.com

Modine Reaches Agreement to Sell its Thermacore Business Unit

RACINE, WI,  April 7, 2008 – Modine Manufacturing Company (NYSE: MOD), a diversified leader in thermal management technology and solutions, announced today that the company has entered into a definitive agreement to sell substantially all of the assets of its Thermacore, Inc. subsidiary, based in Lancaster, Pennsylvania, to a company formed by Thermacore’s management team. The transaction is anticipated to close in the first quarter of the company’s 2009 fiscal year.  Additional terms of the transaction were not disclosed.

“The Thermacore sale marks another step in our commitment to fine-tune our product and business portfolio,” said Tom Cromwell, Managing Director of Modine’s Commercial Products Group. “As part of our ongoing evaluation process and our strategic focus on our core vehicular, HVAC and fuel cell markets, we recognized that the Thermacore business would be better positioned as a standalone company, allowing its management team to focus in the electronics cooling market.”

Modine acquired Thermacore in 2001 to add end-market diversification to its product line.  On May 1, 2007, Modine announced its intention to evaluate its strategic alternatives for the electronics cooling business – Thermacore, Inc. Thermacore, which had fiscal 2007 revenues of $32 million, designs, develops and manufactures electronics cooling products for the military, aerospace, medical, server and telecommunications markets. Founded in 1970, the business has operations in Lancaster, Pennsylvania, and Ashington, United Kingdom. Thermacore has 179 employees and holds 90 active patents.

The new company, to be operated under the Thermacore name from locations in Lancaster, Pennsylvania and Ashington, United Kingdom, is to be owned by management, an employee stock ownership plan and outside investors. Jerome E. Toth, spokesman for the new company, indicated that the Thermacore business would continue to focus on being a leading global supplier of high performance thermal management solutions.

About Modine – www.modine.com
Modine, with fiscal 2007 revenues from continuing operations of $1.7 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilation and air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells and electronics. Based in Racine, Wisconsin, the company has approximately 8,100 employees in 15 countries. For information about Modine, visit www.modine.com.

Forward-Looking Statements

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those regarding the closing of the sale of the Electronics Cooling business, are based on Modine's current expectations. The ability of the parties to the above-described transaction to close the transaction is subject to certain risks and uncertainties, including the ability of the proposed purchaser to finance the transaction on terms acceptable to it and to Modine. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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